Offer to Purchase for Cash
by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 4,801,544 Shares of its Common Stock
at a Stock Purchase Price of $9.98 Per Share
AND
Up to 9,156,300 Warrants to Purchase Common Stock
at a Warrant Purchase Price of $1.00 Per Warrant

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 22, 2011, UNLESS THE OFFER IS EXTENDED.

If you support our proposed Merger with Crumbs, do not tender your Common Shares in this Offer

February 22, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 22, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by 57TH Street General Acquisition Corp., a Delaware corporation (the “Company”), to purchase up to 4,801,544 shares of its common stock, $0.0001 par value (the “Common Shares”), at a stock purchase price of $9.98 per share, net to the seller in cash, without interest (the “Stock Purchase Price”), for a total purchase price of up to $47,919,409 and to purchase up to 9,156,300 warrants to purchase common stock (the “Warrants”), at a warrant purchase price of $1.00 per warrant, net to the seller in cash, without interest (the “Warrant Purchase Price”), for a total purchase price of up to $9,156,300, on the terms and subject to the conditions of the Offer. Notwithstanding the foregoing, this Offer is conditioned upon, among other things, the aggregate consideration payable as Stock Purchase Price and Warrant Purchase Price to tendering holders pursuant to this Offer not exceeding $9,156,300 (which we refer to as the “Cash Condition”) and therefore if Common Shares and Warrants representing aggregate consideration exceeding such amount are tendered, the Cash Condition will not be satisfied.

All Common Shares validly tendered before the Expiration Date (as defined in the Offer to Purchase) and not properly withdrawn will be purchased by the Company at the Stock Purchase Price, on the terms and subject to the conditions of the Offer. All Warrants validly tendered before the Expiration Date and not properly withdrawn will be purchased by the Company at the Warrant Purchase Price on the terms and subject to the conditions of the Offer. Consistent with a condition of the Offer, 57th Street may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Common Shares and/or Warrants not purchased will be returned to the tendering securityholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Procedures for Tendering Shares and Warrants” in the Offer to Purchase.

If more than 4,801,544 Common Shares are validly tendered and not properly withdrawn or the Cash Condition has not been satisfied, the Company will terminate or extend the Offer. If the Company terminates the Offer, it will be unable to consummate the Merger. If the number of Common Shares properly tendered is less than or equal to 4,801,544 Common Shares and the Merger Condition (as defined in the Offer to Purchase) and Cash Condition have been satisfied, the Company will, on the terms and subject to the other conditions of the Offer, purchase all Common Shares and Warrants so tendered.

We are the owner of record of Common Shares and/or Warrants held for your account. As such, we are the only ones who can tender your Common Shares and/or Warrants, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Common Shares and/or Warrants we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 4,801,544 Common Shares of the Company’s common stock.

•	The Offer is also for up to 9,156,300 Warrants constituting approximately 100% of the total number of outstanding Warrants to purchase common stock of the Company.

•	The Offer is for a maximum aggregate Stock Purchase Price and Warrant Purchase Price of $9,156,300.

•	You may tender your Common Shares at a purchase price of $9.98 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	You may tender your Warrants at a purchase price of $1.00 per warrant net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum number of Common Shares or Warrants being tendered. The Offer is, however, subject to the Maximum Tender Condition (as defined in the Offer to Purchase) and the Merger Condition and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 5:00 p.m., New York City time, on Tuesday, March 22, 2011, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•	You may withdraw your tendered securities at any time prior to 5:00 p.m., on Tuesday, March 22, 2011, unless the Company extends the Offer.

•	Tendering securityholders who are registered securityholders or who tender their Common Shares or Warrants directly to Continental Stock Transfer & Trust Co. will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees under the Offer.

•	You may not tender your units comprised of Common Shares and Warrants. If you desire to tender the Common Shares or Warrants, as the case may be, included in such units, you must separate the Common Shares and Warrants prior to tendering any securities.

If you wish to have us tender any or all of your Common Shares and/or Warrants, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Common Shares and/or Warrants, we will tender all your Common Shares and/or Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, March 22, 2011, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Common Shares of the Company’s common stock and all record holders of Warrants to purchase common stock of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares or Warrants residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s board of directors has unanimously (i) approved making the Offer, (ii) declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (iii) determined that the Merger is in the best interests of the stockholders of 57th Street and if consummated would constitute its initial business transaction pursuant to our Certificate of Incorporation. If you tender your Common Shares into the Offer, you will not be participating in the Merger and therefore, the Company’s board of directors unanimously recommends that you do not accept the Offer with respect to your common stock. However, neither the Company nor any member of its Board of Directors, the Information Agent, or the Depositary makes any recommendation to securityholders as to whether they should tender or refrain from tendering their Common Shares or Warrants. Securityholders must make their own decision as to whether to tender their Common Shares or Warrants and, if so, how many Common Shares and/or Warrants to tender. In doing so, securityholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. Securityholders should discuss whether to tender their Common Shares and/or Warrants with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash dated February 22, 2011 by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 4,801,544 Shares of its Common Stock
at a Stock Purchase Price of $9.98 Per Share
AND
Up to 9,156,300 Warrants to Purchase Common Stock
at a Warrant Purchase Price of $1.00 Per Warrant

If you support our proposed Merger with Crumbs, do not tender your Common Shares in this Offer

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 22, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by 57Th Street General Acquisition Corp., a Delaware corporation (the “Company”), to purchase up to 4,801,544 shares of its common stock, $0.0001 par value per share (the “Common Shares”), at a stock purchase price of $9.98 per share, net to the seller in cash, without interest (the “Stock Purchase Price”), for a total purchase price of up to $47,919,409 and to purchase for cash up to 9,156,300 warrants to purchase common stock (the “Warrants”), at a warrant purchase price of $1.00 per warrant, net to the seller in cash, without interest (the “Warrant Purchase Price”), for a total purchase price of up to $9,156,300, on the terms and subject to the conditions of the Offer. Notwithstanding the foregoing, this Offer is conditioned upon, among other things, the aggregate consideration payable as Stock Purchase Price and Warrant Purchase Price to tendering holders pursuant to this Offer not exceeding $9,156,300 (which we refer to as the “Cash Condition”) and therefore if Common Shares and Warrants representing aggregate consideration exceeding such amount are tendered, the Cash Condition will not be satisfied

The undersigned hereby instruct(s) you to tender to the Company the number of Common Shares and/or Warrants indicated below or, if no number is indicated, all Common Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Common Shares to be tendered by you for the account of the undersigned:

                              Common Shares*

* Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

Number of Warrants to be tendered by you for the account of the undersigned:

Warrants*

* Unless otherwise indicated, it will be assumed that all Warrants held by us for your account are to be tendered.

☐  The tendered Common Shares represent all Common Shares held by the undersigned.

☐  The tendered Warrants represent all Warrants held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering securityholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date:

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